Blue Ridge Real Estate Company

Big Boulder Corporation

Code of Ethics for Executive Officers and Senior Financial Employees

(This Code of Ethics is intended to

set forth specific standards for executive officers

 and senior financial employees in the discharge

of their duties.)

The Company is committed to the highest standards of ethical business conduct.  The Company provides this Code of Ethics (this “Code”) as a set of guidelines pursuant to which the Company’s executive officers and senior financial employees are to perform their duties.  Employees subject to this Code include each of the Company’s executive officers, the controller or principal accounting officer, and any person who performs a similar function.  However, the Company expects all of its employees who participate in the preparation of any part of the Company’s financial statements to adhere to these guidelines.

The items set forth below are presented as guidelines for the executive officers and senior financial employees, but are, in fact, statements of mandatory conduct.  It is also important to note that any waiver (express or implied) of, or amendment to, the requirements set forth in this Code will be subject to public disclosure.  Note that if the Company fails to take action within a reasonable period of time after a material departure from any provision of this Code is made known to an executive officer of the Company, that failure would be considered an implied waiver of this Code and thus subject to public disclosure.

The Company’s board of directors has designated the firm of Morgan Lewis and Bockius, the Company’s General Counsel, to be the compliance officer (the “Compliance Officer”) for the implementation and administration of this Code.

In order to adhere to this Code, a person must:

•

Act with honesty and integrity, avoiding violations of this Code, including actual or apparent conflicts of interest with the Company (or any subsidiary or other affiliate thereof) in personal and professional relationships.

•

Avoid conflicts of interest, whether actual or apparent, with the Company (or any subsidiary or other affiliate thereof), and disclose to the Compliance Officer any material transaction or relationship that could reasonably be expected to give rise to any actual or apparent conflict of interest.

•

Provide the Company’s other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely and understandable.

•

Record or participate in the recording of entries in the Company’s books and records that are accurate to the best of his or her knowledge.

•

Endeavor to ensure full, fair, timely, accurate and understandable disclosure in the Company’s periodic reports and in other public communications made by the Company.

•

Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•

Disclose to the Compliance Officer any facts or circumstances that reasonably could be expected to give rise to a violation of this Code.

•

Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated.

•

Respect the confidentiality of information acquired in the course of his or her work except where he or she has Company approval to disclose such information or where disclosure is otherwise legally mandated.  Confidential information acquired in the course of his or her work will not be used for personal advantage.

•

Share and maintain skills important and relevant to the Company’s needs.

•

Proactively promote ethical behavior among peers in his or her work environment.

•

Achieve responsible use of and control over all assets and resources employed by or entrusted to him or her.

CERTIFICATION

This Code of Business Conduct and Ethics was duly approved and adopted by the Board of Directors on the 19th day of May, 2004.

/s/ Michael J. Flynn

Chairman of the Board

2